UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10 /A

Amendment No. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of

The Securities Exchange Act of 1934

Global Wholehealth Partners Corporation

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	46-2316220 (I.R.S. Employer Identification No.)
2227 Avenida Oliva San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

(714) 392-9752

(Registrant’s telephone number, including area code)

Texas Jack Oil & Gas Corporation

3651 Lindell Road, Suite D410

Las Vegas, NV 89103

(Former name, former address and former fiscal year)

With Copies to:

LAW OFFICES OF DANIEL KING

Attn: Daniel King, Esq.

3435 Wilshire Blvd Ste 1111

Los Angeles, CA 90010

Tel: 213-880-2723

Contact:

Charles Strongo: Tel: (714) 392-9752/Email: cstrongo@gmail.com

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, $0.001 par value per share

(Title of class)

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-Accelerated Filer	[ ]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

EXPLANATORY NOTE

Global Wholehealth Partners Corporation is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its shares of common stock, par value $0.001 per share, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms “Save Foods,” “Company,” “we,” “us,” and “our” refer to Global Wholehealth Partners Corporation.

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FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this Registration Statement on Form 10 may be deemed to be “forward-looking statements”. Forward-looking statements are often characterized by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “believe,” “should,” “intend,” “project” or other similar words, but are not the only way these statements are identified. These forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, statements that contain projections of results of operations or of financial condition, statements relating to the research, development and use of our products, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. We have based these forward-looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Readers are urged to carefully review and consider the various disclosures made throughout this Registration Statement, which are designed to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects. Any forward-looking statements in this annual report are made as of the date hereof, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or the SEC. You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

Our Internet website address is www.globalwholehealthpartnerscorp.com. Information contained on the website does not constitute part of this Registration Statement. We have included our website address in this Registration Statement solely as a non-active reference. When this Registration Statement is effective, we will make available, through a link to the SEC’s website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and the Section 16 reports to be filed by our executive officers, directors and 10% stockholders and amendments to those reports.

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Global Wholehealth Partners Corporation

Form 10

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Item 1. Business

Background

Global WholeHealth Partners Corporation (hereinafter the “Company”, “our”, “we” or “us”) was incorporated on March 7, 2013in the State of Nevada under the name Texas Jack Oil and Gas Corp. On May 9, 2019, the Company amended its Articles of Incorporation to effect a change of name to Global WholeHealth Partners Corporation to align the company name with its focus on health care related development and products. The Company’s ticker symbol changed to GWHP.

The Company was originally organized for the purpose of exploration of Oil and Gas. However, the Company was unable to establish an oil and gas concern and was abandoned in 2016. On February 27, 2019, the Clark County District Court of Nevada appointed Barbara Bauman as custodian to the Company. The custodian reestablished the Company in good standing.

On May 9, 2019, the Board reverse split (1-for-500) the outstanding Common Shares of 58,172,000 to 116,358 shares.

On May 23, 2019, the Company and LionsGate Funding Group LLC (“LionsGate”), owner of a majority of the Company’s outstanding common stock as of May 23, 2019, entered into a Stock Sale and Purchase Agreement (the “SPA”). Pursuant the SPA, the Company issued 56,000,000 shares of common stock to LionsGate in exchange for 100% of their interests in Global WholeHealth Partners Corp., a private Wyoming corporation incorporated on April 9, 2019 (“Global Private”). Global Private has several contacts with suppliers and contract manufactures the In vitro diagnostic industry, with rights to sell rapid diagnostic tests, such as the following 6 minute rapid whole blood Ebola Test, 6 minute whole blood Zika test, 8 minute whole blood rapid TB test and 75 plus other tests more than 40 which are FDA approved; see Note 6 to our consolidated financial statements for additional information related to the SPA. As of September 30, 2019, Global WholeHealth Partners Corp. has not made any sales.

The Company’s executive offices are located in San Clemente, California with manufacturing, warehousing and laboratories in San Diego and Oceanside California.

Industry Overview

Our Business

The Company was founded to develop, manufacture and market in vitro diagnostic (“IVD”) tests for over-the-counter (“OTC” or consumer), or consumer-use and point-of-care (“POC” or professional) which includes hospitals, physicians’ offices and medical clinics, including those within penal systems throughout the US and abroad. The Company currently manufactures and markets a range of diagnostic test kits for consumer use through OTC sales, and for use by health care professionals, generally located at medical clinics, physician offices and hospitals known POC, in the United States. These test kits are known as in vitro diagnostic test kits or “IVD” products.

The Company believes, according to publicly available sources, that the IVD industry is a multi-billion dollar industry that is increasing each year. This assessment includes all laboratory hospital-based products, OTC devices, and rapid tests performed at the point-of-care. The Company believes that the following factors can be attributed to the increase in overall need and use of IVD test kits: an aging baby-boomer population; increasing healthcare costs; the ever-growing number of uninsured and under-insured in the U.S. and abroad; and a general increase in consumer awareness, in part due to the wealth of information available on the Internet.

The concepts that distinguish POC technology—operation simple enough for non-laboratory users; little or no maintenance requirement; and rapid, reliable results—mean that it can be applied equally well in many non-clinical settings, such as the OTC market. As advances in medical technology increasingly make it possible to diagnose diseases and physiological conditions from ever-smaller amounts of body fluids, certain diseases and conditions that once required diagnosis by physicians and/or medical technicians inside hospital emergency rooms, exam rooms/bedside studies, or private clinics, can now also be done by inexpensive, easy-to-use diagnostic devices that consumers can use in the comfort and anonymity of their home. Today, the average pharmacy, whether a privately owned neighborhood store, or chain owned, has become an outlet for selling IVD test kits for in-home use.

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All of the products we sell are manufactured in an FDA Approved Facility in the USA. An FDA Approved facility is a facility that meets Good Manufacturing Practices (“GMP”) with the FDA.

The following are tests that we offer for sale:

FDA Approved Over The Counter Tests (OTC). We list 56 unique tests as follows:

Our Core Products

➢	Pregnancy Cassette 7mm (Large)
➢	Pregnancy Cassette 5mm (Small)
➢	Pregnancy Combo Cassette
➢	Pregnancy Serum Cassette
➢	Pregnancy Strip / Dipstick 3.5mm
➢	Pregnancy Strip 5mm
➢	Pregnancy Combo Strip
➢	Pregnancy Midstream
➢	Menopause Cassette
➢	Menopause Strip
➢	Menopause Midstream
➢	Ovulation Cassette
➢	Ovulation Strip
➢	Ovulation Midstream
➢	Colorectal Cancer Test
➢	Cholesterol
➢	Glucose Rapid No machine Required
➢	Blood Alcohol Test
➢	ALL DRUG TESTS
➢	Amphetamine (AMP) Dipstick
➢	Barbiturate (BAR) Dipstick
➢	Benzodiazepine (BZD) Dipstick
➢	Cocaine (COC) Dipstick
➢	Marijuana (THC) Dipstick
➢	Methadone (MTD) Dipstick
➢	Methamphetamine (MET) Dipstick
➢	Opiate (OPI) Dipstick
➢	Phencyclidine (PCP) Dipstick
➢	Ecstasy (MDMA) Dipstick
➢	Tricyclic Antidepressant (TCA) Dipstick
➢	Oxycodone (OXY) Dipstick
➢	Amphetamine (AMP) Cassette
➢	Barbiturate (BAR) Cassette
➢	Benzodiazepine (BZD) Cassette
➢	Cocaine (COC) Cassette
➢	Marijuana (THC) Cassette
➢	Methadone (MTD) Cassette
➢	Methamphetamine (MET) Cassette
➢	Opiate (OPI) Cassette
➢	Phencyclidine (PCP) Cassette
➢	Ecstasy (MDMA) Cassette
➢	Tricyclic Antidepressant (TCA) Cassette
➢	2 Panel Multi-Drug Dipstick
➢	3 Panel Multi-Drug Dipstick
➢	4 Panel Multi-Drug Dipstick
➢	5 Panel Multi-Drug Dipstick
➢	6 Panel Multi-Drug Dipstick
➢	8 Panel Multi-Drug Dipstick
➢	10 Panel Multi-Drug Dipstick
➢	2 Panel Multi-Drug Cassette
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➢	5 Panel Multi-Drug Cassette
➢	6 Panel Multi-Drug Cassette
➢	10 Panel Multi-Drug Cassette
➢	5 Panel Multi-Drug Cup
➢	6 Panel Multi-Drug Cup
➢	10 Panel Multi-Drug Cup

The Following Tests are FDA CLIA WAVED and Professional Approved.  Professional Approved means that only physicians and medical professionals can administer the test and the test is generally not covered by insurance. Clinical Laboratory Improvement Amendments (“CLIA”) which is defined as a test that can be carried out by medical professionals and has a low risk of an incorrect result and is generally covered by insurance. We list 8 tests as follows:

➢	H-Pylori
➢	Influenza A Cassette
➢	Influenza B Cassette
➢	Influenza A & B Combo Cassette
➢	Fecal Occult Blood (FOB) Cassette
➢	Strep A Cassette
➢	Strep A Strip
➢	Mononucleosis Cassette

The Following Tests are FDA Approved for POC (Point Of Care) Professional Approval from FDA.

We list 9 tests as follows:

There several different types of combination of testing that can be done with the Urinalysis Reagent Strips.  Urinalysis is a test of your urine. A urinalysis is used to detect and manage a wide range of disorders, such as urinary tract infections, kidney disease and diabetes. A urinalysis involves checking the appearance, concentration and content of urine. Mayo Clinic Oct 23, 2019.

Urinalysis tests include the following: 1.Glucose: This test is based on a double sequential enzyme reaction. One enzyme, glucose oxidase, catalyzes the formation of gluconic acid and hydrogen peroxide from the oxidation of glucose. A second enzyme, peroxidase, catalyzes the reaction of hydrogen peroxide with potassium iodide chromogen to oxidize the chromogen to colors ranging from blue-green to greenish-brown through brown and dark brown. 2.Bilirubin: This test is based on the coupling of bilirubin with a diazotized dichloroaniline in a strongly acid medium. The colors range from light tan to reddish-brown. 3.Ketone: This test is based on the reaction of acetoacetic acid with sodium nitroprusside in a strongly basic medium. The colors range from beige or buff-pink color for a “Negative” reading to pink and pink-purple for a “Positive” reading. 4.Specific Gravity: This test is based on the apparent pKa change of certain pretreated polyelectrolytes in relation to the ionic concentration. In the presence of an indicator, the colors range from dark blue or blue-green in urine of low ionic concentration to green and yellow-green in urine of higher ionic concentration. 5.Blood: This test is based on the pseudo peroxidase action of hemoglobin and erythrocytes which catalyzes the reaction of 3,3’,5, 5’-tetramethyl-benzidine and buffered organic peroxide. The resulting colors range from orange to yellow-green and dark green. Very high blood concentration may cause the color development to continue to dark blue.6. pH: This test is based on the well known double pH indicator method, where bromothymol blue and methyl red give distinguishable colors over the pH range of 5-9. The colors range from red-orange to yellow and yellow-green to blue-green.7. Protein: This test is based on the protein error-of-indicator principle. At a constant pH, the development of any green color is due to the presence of protein. Colors range from yellow for a “Negative” reaction to yellow-green and green to blue-green for a “Positive” reaction. 8.Urobilinogen: This test is based on a modified Ehrlich reaction in which p-diethylamino benzaldehyde reacts with urobilinogen in a strongly acid medium. Colors range from light pink to bright magenta. 9.Nitrite: This test depends on the conversion of nitrate to nitrite by the action of Gram-negative bacteria in the urine. The nitrite reacts with p-arsanilic acid to form a diazonium compound in an acid medium. The diazonium compound in turn couples with 1,2,3,4- tetrahydro benzo(h) quinoline to produce a pink color.10. Leukocytes: This test is based on the action of esterase present in leukocytes, which catalyzes the hydrolysis of an indoxyl ester derivative. The indoxyl ester liberated reacts with a diazonium salt to produce a beige-pink to purple color. 11.Ascorbic Acid: This test is based on the action of a complex chelating agent with a polyvalent metal ion in its higher state and an indicator dye that can react with the metal ion.

➢	Urinalysis Reagent Strip 1 Test: 1 - Parameter URS-1A | Ascorbic Acid URS-1K | Ketone URS-1P | Protein URS-1B | Blood URS-1G | Glucose
➢	Urinalysis Reagent Strip 6 Test: 6-Parameter.Any combination Blood - Ketone - Glucose - Protein - pH URS-OBGYN | Leukocyte - Nitrite - Blood - Protein - Glucose
➢	Urinalysis Reagent Strip 8 Test: Any 8 combination URS-11Tests | Leu - Nit - Uro - Pro - pH - Blo - SG - Ket - Bil - Glu - Asc Acid
➢	Urinalysis Reagent Strip 10 Test: Any 10 combination URS-11 Tests | Leu - Nit - Uro - Pro - pH - Blo - SG - Ket - Bil - Glu - Asc Acid
➢	Urinalysis Reagent Strip 11 Test: All 11 tests URS-11 Tests | Leu - Nit - Uro - Pro - pH - Blo - SG - Ket - Bil - Glu - Asc Acid
➢	Cholesterol PROFESSIONAL FDA
➢	Troponin I Cassette (S) FDA
➢	Troponin I Cassette (WB) FDA
➢	HIV 1/2 Cassette FDA APPROVED

The Following Tests are NOT FDA Approved, but are APPROVED for EXPORT

➢	TB Cassette (tuberculosis)
➢	Dengue Cassette
➢	Malaria Cassette
➢	HIV 1/2 Cassette.
➢	RAPID EBOLA TEST
➢	Ebola PCR tests 6 tests per pack
➢	Zika Rapid Anti-Body Test (10,000 tests minimum order)
➢	HBsAG (Hepatitis B Antigen) Cassette
➢	Hep B Antibody Cassette
➢	HCV (Hepatitis C) Cassette
➢	H-Pylori
➢	Syphilis Cassette
➢	Anti-Syphilis Cassette
➢	Syphilis Strip
➢	HSV-1 (Herpes Simplex Virus 1) Cassette
➢	HSV-2 (Herpes Simplex Virus 2) Cassette
➢	HSV 1 & 2 Cassette
➢	Gonorrhea Cassette
➢	Gonorrhea Strip
➢	Chlamydia Cassette SWAB TEST M or F
➢	Strep A Cassette
➢	Strep A Strip
➢	Cholera Cassette
➢	Mononucleosis Cassette

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CANCER MARKERS : NOT FDA APPROVED

➢	PSA 1ng
➢	PSA 4ng
➢	PSA 1 & 4
➢	Fecal Occult Blood (FOB) Cassette
➢	CEA Cassette
➢	AFP Cassette

HEART MAKERS : NOT FDA APPROVED

➢	Myoglobin Cassette
➢	Myoglobin/Troponin Combo Cassette
➢	CRP: C Reactive Protein Cassette
➢	My/CRP Combo Cassette
➢	My/CK-MB/Tri Combo Cassette

OTHER : NOT FDA APPROVED

➢	TSH Adult Cassette (thyroid)
➢	TSH Neonatal Cassette (thyroid)
➢	IgE Allergy

Industry

The use of diagnostics in quality measures often is supported by clinical practice guidelines. Of all quality measures in HEDIS (The Healthcare Effectiveness Data and Information Set (“HEDIS”) is a widely used set of performance measures in the managed care industry, developed and maintained by the National Committee for Quality Assurance (“NCQA”) and NQMC (The National Quality Measures Clearinghouse (“NQMC”), we identified guidelines specifically recommending diagnostic use in the NGC for 61.5% of those in HEDIS and 78.5% of those in the NQMC.

Of course, the development of measures for HEDIS, NQMC and other quality assessment initiatives is a relatively new process and represents only a sample of evidence-based use of diagnostics. Nevertheless, this analysis conveys the essential role of diagnostics in health care quality. Further, the incorporation of diagnostics into quality measures serves as a benchmark for assessing underuse of diagnostics and the health and economic impact of such underuse.

In its annual report on the state of health care quality in the US, NCQA assessed the impact of under-compliance with HEDIS measures, including those pertaining to diagnostics, on avoidable adverse health events, deaths and costs. Figure 7.7 below shows these impact ts for measures pertaining to diagnostics used in breast cancer detection, cholesterol management, colorectal cancer screening and diabetes management.

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Figure 7.7 Relationship between Application of Selected HEDIS Diagnostic Quality Measures and Avoidable Adverse Health Events, Deaths and Costs

HEDIS Quality Measure	Percent National Under-use in HEDIS Compliant Health Plans	Estimated Annual Avoidable Adverse Health Events	Estimated Annual Avoidable Deaths	Estimated Annual Avoidable Costs
Breast cancer screening	19.3%	7,600 breast cancer	600–1,000	$ 48 million
(biopsy, needle		cases treated in Stage
aspiration or		IV due to late
mammography)		diagnosis
Cholesterol management	48.9	14,600 major coronary events	6,900–17,000	$ 87 million
Colorectal cancer	51.9	20,000 cases of	4,200–6,300	$191 million
screening		colorectal cancer
(FOBT or colonoscopy)		diagnosed/treated at a
		later stage
Diabetes management (HbA1c control)	20.2	14,000 heart attacks, strokes, or amputations	4,300–9,600	$573 million

549 State of health care quality: industry trends and analysis. Washington, DC: National Committee for Quality Trance, 2004.

These and other findings of the 2004 NCQA report on the state of health care quality demonstrate the potential for evidence-based use of diagnostics to improve health care quality and to avoid unnecessary adverse health events, deaths and costs. These studies are the most recent and as time has passed, we all understand that the cost of Health Care has gone up dramatically and therefore the savings to the health care industry is even greater than the studies show (See Figure 7.7 above).

Health care increasingly is subject to demands for improved health and quality of life and constraints on the spending required to deliver these improvements. In vitro diagnostics, henceforth in this report referred to as diagnostics, aid in responding to such demands by enabling accurate detection of health risks and disease at earlier stages and improving treatment and disease management, while diminishing subsequent health problems and their associated costs. Diagnostics serve a key role in the health value chain by influencing the quality of patient care, health outcomes, and downstream resource requirements.

From consumer-friendly at-home pregnancy and glucose monitoring tests to more complex automated laboratory-based systems, these tests are often first-line health decision tools. While diagnostics comprise less than 5% of hospital costs and about 1.6% of all Medicare costs, their findings influence as much as 60-70% of health care decision-making. The value of diagnostics accrues to not only clinicians and patients, but to health care managers, third-party payers, and quality assurance organizations that use diagnostic performance to measure and improve health care quality.

The following data have been culled from various publicly available sources that the Company believes to be accurate but cannot guarantee it. The Company has attempted to provide conservative statistics and believe that it is generally known that the market for IVD products is significant and is continuing to grow.

The pregnancy test is one of the primary home tests used in the world. The Company believes that approximately, 85,000 retail drug stores in the U.S. are selling over $900 million of pregnancy tests alone and continues to increase annually. Presently, it knows of five major manufacturers of this product.

The ovulation test market is generally estimated at $51 million annually and is growing annually. Presently, the Company is aware of four major brand companies that offer this test.

The glucose (diabetes) whole blood test is used to test for abnormal glucose blood levels. A significant number of individuals are affected in the United States with non-insulin dependent diabetes (Type II), many of whom are without knowledge of the disease. This disease, left untreated, can cause cardiovascular disorders and cataracts. With the explosive growth of childhood obesity and general poorer health on Americans, this test can saves thousands of lives.

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As mentioned in the table 7.7: Diabetes management: There are 14,000 heart attacks, strokes, or amputations; 4,300–9,600 Deaths, but with Rapid Diagnostic Testing an annual avoidable cost of $573 million per year, and lives saved.

The Company’s most recent OTC product is its colorectal test (colon disorders). The Company estimates the demand for this test to increase with awareness of availability. It knows of only one other company that is currently offering this product. The colorectal Cancer screening tests helps detect the possibility of cancer early and can saves thousands of lives and millions of dollars. Colorectal cancer screening (FOBT) Fecal Occult Blood Test: 20,000 cases of colorectal cancer diagnosed/treated at a later stage and 4,200–6,300 deaths, but with Rapid Diagnostic Testing an annual avoidable cost of $191 million per year and lives saved.

The Company’s cholesterol OTC test and its cholesterol colorimetric POC test are available to test for abnormal levels of cholesterol in whole blood. There is evidence that a high blood cholesterol level increases the risk of developing arteriosclerosis, and with it the risk of coronary heart disease or stroke. This heart disease is the leading cause of death in the United States, as reported by the American Heart Association. Estimated Annual Avoidable Adverse Health Events are estimated to be approximately 14,600 with estimated annual avoidable deaths of approximately 6,900–17,000 from high Cholesterol . Rapid Diagnostic Tests taken by this populations would save an estimated $87 million per year and lives saved.

The market for drugs-of-abuse tests for the over-the-counter market is generally estimated to be one of the fastest growing markets of all IVD test products. At present, the Company believes that many law enforcement and governmental agencies are using laboratory testing facilities and must wait for results, often taking one week to ten days. The Company’s tests are completed onsite within ten minutes.

A significant number of people are infected by the H-Pylori bacteria, which are associated with ulcers. The Company’s H-Pylori test for the POC is one of its newest products.

All of the Company’s diagnostic tests, over 90 products are available for international distribution. The Company believes that its tests are excellent for distribution and use in underdeveloped countries because, unlike lab and other rapid diagnostic tests, its test kits do not need refrigeration and can withstand extended periods of excessive heat.

Competition

S everal companies around the world carry similar products , typically comprised of approximately 10-30 different products. However, we carry the largest line of products that we know of including over 100 products . As of September 30, 2019, Global Wholehealth Partners Corp. has made no sales.

Marketing and Sales

The company plans on selling through large and small distributors, giving the company the greatest opportunity to sell to a greater amount of people, doctors, hospitals, clinics and governments.

Research and Development:

We are continuing to look for needs in the world to create and work with our scientific team and science partners to make a rapid test for the newest diseases, such as ZIKA, EBOLA, TB, and Malaria.

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Employees

As of September 30, 2019, we have no full-time employees. Our CEO and CFO devote as much time as the Board of Directors determine is necessary to carry out the affairs of the Company.  Currently, the CEO and CFO devote approximately 30 and 10 hours per week, respectively, to the Company. The Company utilizes independent contractors as needed.

Reports to Security Holders

This Form 10, or the Registration Statement, is being filed by the Company on a voluntary basis in order to register our shares of common stock, par value $0.001 per share, or Common Stock, pursuant to Section 12(g) of the Exchange Act. Once this Registration Statement becomes effective, we will be subject to the requirements of Section 12(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require, among other things, that we file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other relevant obligations promulgated under the Exchange Act as may be applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

We are not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended. This registration statement shall not constitute an offer to sell, nor a solicitation of an offer to buy, our securities.

Item 1A. Risk Factors

You should carefully consider the following risk factors and the other information included herein as well as the information included in other reports and filings made with the SEC before purchasing our Common Stock. The following factors, as well as other factors affecting our operating results and financial condition, could cause our actual future results and financial condition to differ materially from those projected. The trading price of our Common Stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Related to Our Financial Condition and Capital Requirements

We have a history of operating losses and expect to incur additional losses in the future.

We have sustained losses in recent years, which as of June 30, 2019, accumulated to $463,082, including an operating net loss of $33,992 and $1,200 for the year ended June 30, 2019 and 2018, respectively. We are likely to continue to incur net losses as we pursue our strategy, which is currently focused on developing our sales channels and distribution partnerships. Our losses have had, and will continue to have, an adverse effect on our shareholders’ equity and working capital. Any failure to achieve and maintain profitability would continue to have an adverse effect on our shareholders’ equity and working capital and could result in a decline in our share price or cause us to cease operations. To date, the Company has not made any sales. Also, our auditor has expressed substantial doubt as to company’s ability to continue as a going concern.

We will need significant additional capital, which we may be unable to obtain.

Our capital requirements have been and will continue to be significant. We will require additional funds to develop sales channels and market our products. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. In either of the aforementioned situations, we may not be able to fully implement its growth plans.

Additional financings that we may require in the future will dilute the percentage ownership interests of our stockholders and may adversely affect our earnings and net book value per share. In addition, we may not be able to secure any such additional financing on terms acceptable to us, if at all. Moreover, if we are unable to obtain such additional capital as discussed above, we will be required to stop our operations, and will resume our activities, only after capital is raised.

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Risks Related to Our Business, Industry and Business Operations

Because of the potential conflict of interest of Mr. Charles Strongo, Richard Johnson and Dr. Shujie Cui as being principles and officers of WholeHealth Products, Inc, the potential conflict must not interfere with the sales of Global WholeHealth Partners Corp.

As officers of WholeHealth Products , Inc ., a potential conflict could potentially arise if WholeHealth Products, Inc. pursued the in vitro diagnostic business. WholeHealth Products, Inc. was founded in 2013 and has had no sales to date. WholeHealth Products Inc. is currently contemplating entering the business of providing medical supplies such as gloves, masks, gowns and disposables and does not intend to enter the in vitro diagnostics business. However, should WholeHealth Products Inc. pursue business in the in vitro diagnostic business, a conflict would arise that would require the resignation of either Mr. Strongo or Dr. Cui from their position as an officer of the Company.

Because of our limited operating history, we may not be able to successfully operate our business or execute our business plan.

In 2019, under our new leadership team, we went through a strategy change, which shifted our focus from the energy business to selling our diagnostic products. Given our limited operating history, it is hard to evaluate our proposed business and prospects. Our proposed business operations will be subject to numerous risks, uncertainties, expenses and difficulties associated with early-stage enterprises. Such risks include, but are not limited to, the following:

●	the absence of a lengthy operating history;

●	insufficient capital to fully realize our operating plan;

●	expected continual losses for the foreseeable future;

●	operating in multiple currencies;

●	our ability to anticipate and adapt to a developing market(s);

●	acceptance of our products;

●	limited marketing experience;

●	a competitive environment characterized by well-established and well-capitalized competitors;

●	the ability to identify, attract and retain qualified personnel; and

●	operating in an environment that is highly regulated by a number of agencies.

Because we are subject to these risks, evaluating our business may be difficult, our business strategy may be unsuccessful and we may be unable to address such risks in a cost-effective manner, if at all. If we are unable to successfully address these risks our business could be harmed.

The commercial success of our products as well as any future products depends upon the degree of market acceptance by the in-vitro diagnostics industry.

In order to achieve high volume sales, and attain a leading market share, our products must not only be approved by regulators, but also endorsed by the in-vitro diagnostics industry. Our success depends on our tests ability to accurately identify disease in a cost effective manner. We are aware of this key factor and are focusing on rapid diagnostic tests that can save lives and save money. However, there remain no assurances that we will succeed, nor is it clear how long it will take until we receive market recognition.

Any product that we bring to the market may or may not gain market acceptance by prospect customers. The commercial success of our products and any future product depends in part on the in-vitro diagnostic industry and our solutions as a useful and cost-effective option compared to current and competing solutions. If our products or any future product do not achieve an adequate level of acceptance, we may not generate significant product revenue and may not become profitable. The degree of market acceptance of our products will depend on a number of factors, including:

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●	the cost, safety, efficacy, and convenience of our products;

●	the acceptance of our products as a superior solution in the in-vitro diagnostic industry;

●	the ability of third parties to enter into relationships with us without violating their existing agreements;

●	the effectiveness of our sales and marketing efforts;

●	the strength of marketing and distribution support for, and timing of market introduction of, competing products; and

●	publicity concerning our products or competing products.

Our efforts to penetrate the in-vitro diagnostic industry and educate the marketplace on the benefits of our products may require significant resources and may never be successful.

We may face significant competition from other companies looking to expand their line of products

We expect to face significant competition in every aspect of our business, and particularly from other companies that carry the same types of products.

We may be unable to respond effectively to technological changes in our industry, which could reduce the demand for our products.

Our future business success will depend upon our ability to maintain and enhance our product portfolio with respect to advances in technological improvements for certain diagnostic products and market products that meet customer needs and market conditions in a cost-effective and timely manner. Maintaining and enhancing our product portfolio may require significant investments in licensing fees and royalties. We may not be successful in gaining access to new products that successfully compete or are able to anticipate customer needs and preferences, and our customers may not accept one or more of our products. If we fail to keep pace with evolving technological innovations or fail to modify our products and services in response to customers’ needs or preferences, then our business, financial condition and results of operations could be adversely affected.

We currently rely on a limited number of suppliers to produce certain key components of our products.

Global has partnered with four suppliers and contract manufactures, which make 80% of the tests Global sells. Each manufacture covers approximately 20% of the products we market. The remaining 20% is manufactured by Dr. Shujie Cui at his facility in San Diego. Dr. Shujie Cui is Global’s Chief Science Officer. In the event that one or all of our manufacturers is unable to provide us with product, we would have to manufacture those products at the San Diego facility with Dr. Shujie Cui. This would cause a 3-4-month delay in shipping, increase our costs by approximately 20% and have a material adverse effect on the profitability of the Company.

Additionally, if any of our suppliers failed to comply with Current Good Manufacturing Practices, the Company would have to find new suppliers and the price difference may be too much for the Company to remain competitive thereby having a potentially adverse impact on the Company’s operations and profitability.

If we are unable to establish sales, marketing and distribution capabilities or enter into successful relationships with third parties to perform these services, we may not be successful in commercializing our products.

We have a limited sales and marketing infrastructure and have limited experience in the sale, marketing or distribution of products. To achieve commercial success for any product for which we have obtained marketing approval, we will need to establish a sales and marketing infrastructure or to out-license our products.

In the future, we may consider building a focused sales and marketing infrastructure to market our products in the United States or elsewhere in the world. There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force could be expensive and time consuming and could delay any product launch. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

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Factors that may inhibit our efforts to commercialize our products on our own include:

●	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to potential customers;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to establish our own sales, marketing and distribution capabilities or enter into successful arrangements with third parties to perform these services, our revenues and our profitability may be materially adversely affected.

In addition, we may not be successful in entering into arrangements with third parties to sell, market and distribute our products inside or outside of the United States or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales, marketing and distribution capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our product candidates.

Our success is dependent upon our ability to achieve regulatory approvals in the U.S. and abroad.

We are subject to extensive national, state and local government regulation. A critical key to our success and ability to expand our business is our ability to obtain regulatory approvals in United States and in other countries for the use of our products. We do not anticipate any significant problems in obtaining future required licenses, permits or approvals that are necessary to expand our business, however such registration filling might take longer period than expected, and it might delay obtaining such regulatory approvals, or might cause delay in starting operations on a large scale in these countries and other jurisdictions. Even though we carry several products that are FDA approved for sale, we are continuing to work on getting more products through the FDA process of 510K.

There are inherent dangers in production with specific reagents that can be considered dangerous, only if ingested.

Some of our products use reagents that are considered dangerous if ingested.

Conditions in the global economy may adversely affect our business, financial condition and results of operation.

Although demand for in-vitro diagnostics is considered inelastic in developed economies, the in-vitro diagnostic industry that we sell to may be affected by material changes in supply, market prices, exchange rates and general economic conditions. Delays or reductions in our customers’ purchasing or shifts to lower-cost alternatives that result from tighter economic market conditions would reduce demand for our products and services and could, consequently, have a material adverse effect on our business, financial condition and results of operations.

Our relationship with our employees could deteriorate, and certain key employees could leave, which could adversely affect our business and results of operations.

Our business involves complex operations and demands a management team to determine and implement of our strategy and workforce that is knowledgeable and expert in many areas necessary for our operations. As a company focused on sales and research and development in the highly-specialized in-vitro diagnostics industry, we rely on our ability to attract and retain skilled employees, consultants and contractors, including our specialized research and development. As of June 30, 2019, we employed no full-time employees, and two part-time executives. The departure of a significant number of our highly skilled employees, consultants or contractors or one or more employees who hold key regional management positions could have an adverse impact on our operations, including customers choosing to follow a regional manager to one of our competitors.

In addition, to execute our growth plan we must attract and retain highly qualified personnel. Competition for these employees exists; new members of management must have significant industry expertise when they join us or engage in significant training which, in many cases, requires significant time before they achieve full productivity. If we fail to attract, train, retain, and motivate our key personnel, our business and growth prospects could be severely harmed.

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Furthermore, we are dependent upon the managers to oversee our operations. Thus, there can be no assurance that the managers’ experience will be sufficient to successfully achieve our business objectives. All decisions regarding the management of our affairs will be made exclusively by our officers and directors. In the event these persons are ineffective, our business and results of operation would likely be adversely affected.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

Our operating results may fluctuate as a result of a number of factors, many outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly, year-to-date and annual expenses as a percentage of our revenues may differ significantly from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause our stock price to fall. Each of the risk factors listed in the section Risk Factors, and the following factors may affect our operating results:

●	our ability to penetrate the in-vitro diagnostics industry with our products;

●	our ability to generate revenue from our products;

●	the amount and timing, of operating costs and capital expenditures related to the maintenance and expansion of our businesses, and operations;

●	our focus on long-term goals over short-term results; and

●	global economic situation; and

Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, and other anticorruption, anti-bribery and anti-money laundering laws in the jurisdictions in which we do business, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any advantage. The FCPA and other applicable anti-bribery and anti-corruption laws also may hold us liable for acts of corruption and bribery committed by our third-party business partners, representatives and agents. In addition to our own sales force, we leverage third parties to sell our products and conduct our business abroad. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies or applicable law, for which we may be ultimately held responsible and our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions. Any violation of the FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from U.S. government contracts, substantial diversion of management’s attention, a decline in the market price of our Common Stock or overall adverse consequences to our reputation and business, all of which may have an adverse effect on our results of operations and financial condition.

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Disruptions to our information technology systems due to cyber-attacks or our failure to upgrade and adjust our information technology systems, may materially impair our operations, hinder our growth and materially and adversely affect our business and results of operations.

We believe that an appropriate information technology, or IT, infrastructure is important in order to support our daily operations and the growth of our business. If we experience difficulties in implementing new or upgraded information systems or experience significant system failures, or if we are unable to successfully modify our management information systems or respond to changes in our business needs, we may not be able to effectively manage our business, and we may fail to meet our reporting obligations. Additionally, if our current back-up storage arrangements and our disaster recovery plan are not operated as planned, we may not be able to effectively recover our information system in the event of a crisis, which may materially and adversely affect our business and results of operations.

In the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance and human or technological error. High-profile security breaches at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyber-attacks targeting businesses such as ours. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers, or others to disclose information or unwittingly provide access to systems or data. We can provide no assurance that our current IT system or any updates or upgrades thereto and the current or future IT systems of our potential distributors use or may use in the future, are fully protected against third-party intrusions, viruses, hacker attacks, information or data theft or other similar threats. Legislative or regulatory action in these areas is also evolving, and we may be unable to adapt our IT systems or to manage the IT systems of third parties to accommodate these changes. We have experienced and expect to continue to experience actual or attempted cyber-attacks of our IT networks. Although none of these actual or attempted cyber-attacks has had a material adverse impact on our operations or financial condition, we cannot guarantee that any such incidents will not have such an impact in the future.

Risks Related to our Common Stock and Corporate Governance

The market price of our securities may be highly volatile.

The market price of our Common Stock is likely to be volatile. Our Common Stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

●	reports of adverse events with respect to the commercialization and distribution of our products;

●	inability to obtain additional funding;

●	failure to successfully sell our products;

●	changes in laws or regulations applicable to future products;

●	inability to obtain adequate product supply for our products or the inability to do so at acceptable prices;

●	introduction of new products or technologies by our competitors;

●	failure to meet or exceed financial projections we may provide to the public;

●	failure to meet or exceed the financial expectations of the investment community;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by our competitors;

●	additions or departures of key management personnel;
●	significant lawsuits;

●	changes in the market valuations of similar companies;

●	sales of our securities by us or our shareholders in the future; and

●	trading volumes of our securities.

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In addition, companies trading in the stock market have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our Common Stock, regardless of our actual operating performance.

Sales of a substantial number of shares of our Common Stock in the public market by our existing stockholders could cause our share price to fall.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales might occur, could depress the market price of our Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Common Stock.

Our principal stockholders, officers and directors beneficially own approximately 61.84% of our outstanding shares of Common Stock. They will therefore be able to exert significant control over matters submitted to our stockholder for approval.

As of June 30, 2019, our principal stockholders, officers and directors beneficially own approximately 61.84% of our outstanding Common Stock. This significant concentration of share ownership may adversely affect the trading price for our Common Stock because investors often perceive disadvantages in owning shares in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence or even unilaterally approve matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders.

We face risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the Securities and Exchange Commission and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, have materially increased the legal and financial compliance costs of small companies and have made some activities more time-consuming and more burdensome.

We may not have effective internal controls.

In connection with Section 404 of the Sarbanes-Oxley Act of 2002, we need to assess the adequacy of our internal control, remedy any weaknesses that may be identified, validate that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls. We may discover deficiencies that require us to improve our procedures, processes and systems in order to ensure that our internal controls are adequate and effective and that we are in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If the deficiencies are not adequately addressed, or if we are unable to complete all of our testing and any remediation in time for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules under it, we would be unable to conclude that our internal controls over financial reporting are designed and operating effectively, which could adversely affect investor confidence in our internal controls over financial reporting.

We may be subject to securities litigation, which is expensive and could divert management attention.

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In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our Common Stock, our stock price and trading volume could decline.

The trading market for our Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our shares, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our Common Stock are an illiquid investment as there is presently limited market for our Common Stock, and transferability of our Common Stock is subject to significant restriction.

There is presently a limited market for our Common Stock, and we cannot be certain that a public market will become available, or that there will be sufficient liquidity to allow for sale or transferability of our Common Stock within the near future. Therefore, the purchase of our Common Stock must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time. There is a limited public market for the resale of our Common Stock. A prospective investor, therefore, may not be able to liquidate its investment, even in the event of an emergency, and Common Stock may not be acceptable as collateral for a loan.

Because We May Be Subject To The “Penny Stock” Rules, You May Have Difficulty In Selling Our Common Stock.

If market activity develops for our common stock and our stock price is less than $5.00 per share, our stock may be subject to the SEC’s penny stock rules. These rules impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own. According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

●	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

●	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

●	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced salespersons;

●	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

●	The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

If we are subject to penny stock rules, you may have difficulty selling your shares of Common Stock. For more information about penny stocks, please visit http://www.sec.gov/answers/penny.htm.

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Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following Management’s Discussion and Analysis (“MD&A”) is intended to help the reader understand the consolidated results of operations and financial condition of Global WholeHealth Partners Corporation. The MD&A is provided as a supplement to, and should be read in conjunction with the consolidated financial statements and the accompanying notes to the consolidated financial statements included in this Form 10.

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Plan of Operation

We are a small company that focuses on selling and developing in-vitro diagnostic products, including rapid diagnostic tests, such as the 6 minute rapid whole blood Ebola Test, 6 minute whole blood Zika test, 8 minute whole blood rapid TB test and 75 plus other tests more than 40 which are FDA approved.

Results of Operations

Year ended June 30, 2019 compared to the year ended June 30, 2018

Revenue

To date the Company has not generated revenue.

Total Operating Expenses

Total operating expenses for the year ended June 30, 2019 increased $32,792 from $1,200 during the year ended June 30, 2018 compared to $33,992 during the year ended June 30, 2019. The increase was due to increased professional and management fees incurred in furtherance of the Company’s business plan.

Other Income

Other income increased from $0 during the year ended June 30, 2018 to $3,125 during the year ended June 30, 2019 due to the forgiveness of certain costs paid on behalf of the Company by its former CEO who provided the Company with a release.

Liquidity and Capital Resources

As of June 30, 2019 and 2018, our assets consisted of $19,918 in cash compared to current liabilities of $100. From inception to June 30, 2019, we have incurred an accumulated deficit of $463,082. This loss has been incurred through a combination of professional fees and personnel costs supporting our plans to develop our business. During the years ended June 30, 2019 and 2018, the Company had no revenue and incurred a loss from operations of $33,992 and $1,200, respectively. The Company has incurred losses since inception and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability. To finance our operations, we are currently pursuing additional funds through equity or debt financing or a combination thereof. The Company currently has no commitments to obtain any such financing, and there can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all.

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Operating Activities

Net cash used in operating activities totaled $182 for the year ended June 30, 2019 as compared to $0 for the year ended June 30, 2018. The $182 increase was the result of bank service fees.

Financing Activities

Net cash provided by financing activities totaled $20,100 for the year ended June 30, 2019, compared to $0 for the year ended June 30, 2018. During the year ended June 30, 2019, Global Private received proceeds of $20,100 for the purchase of stock.

Going Concern Consideration

The Company's consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.

As of June 30, 2019, we had $19,918 of cash and no assets. Management recognizes that in order for us to meet our capital requirements, and continue to operate, additional financing will be necessary. We expect to raise additional funds through private or public equity investment in order to expand the range and scope of our business operations. We will seek access to private or public equity but there is no assurance that such additional funds will be available for us to finance our operations on acceptable terms, if at all. If we are unable to raise additional capital or generate positive cash flow, it is unlikely that we will be able to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

None.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Notes to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates.

New Accounting Pronouncements

For a discussion of new accounting pronouncements see Note 2, Summary of Significant Accounting Policies, of the condensed consolidated financial statements appearing elsewhere in this Registration Statement on Form 10.

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Item 3. Properties

The Company has no principal plants and does not lease office space.

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of the date of this report by (i) all persons who are known by us to beneficially own more than 5% of our outstanding shares of common stock, (ii) each director, director nominee, and Named Executive Officer; and (iii) all executive officers and directors as a group:

Name and Address of Beneficial Owner (1)	Number of shares Beneficially Owned (2)	Percent of Class Owned (2)
Directors and Officers
Charles Strongo	4,303,700	7.67%
Richard Johnson	4,840,000	8.62%
Sara P. Gonzales	3,750,000	6.68%
Rene Alvarez	3,777,575	6.73%
Dr. Scott Ford	417,334	*
Dr. Shuijie Cui	2,775,000	4.95%
Wolfgang Groeters	2,030,000	3.62%
All Directors and Officers as a Group	21,893,609	39.01%

5% shareholders
Linosgate Funding Group, LLC (3)	4,303,700	7.67%
Charles Strongo	4,303,700	7.67%
Richard Johnson	4,840,000	8.62%
Sara P. Gonzales	3,750,000	6.68%
Rene Alvarez	3,777,575	6.73%

5% shareholders as a group	20,974,975	37.38%
Total Directors and Officers and 5% shareholders	26,197,309	46.68%
* less than 1%

(1) Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock and except as indicated the address of each beneficial owner is 3651 Lindell Road, Suite D410, Las Vegas, NV 89103

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(2) Calculated pursuant to rule 13d-3(d) of the Exchange Act. Beneficial ownership is calculated based on 56,116,358 shares of common stock issued and outstanding on a fully diluted basis as of August 29, 2019. Under Rule 13d-3(d) of the Exchange Act, shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. All the share amounts listed represent common stock held. No derivatives are outstanding as the hate hereof.

(3) Sara P. Gonzales is the Managing Member of LinosGate Funding Group, LLC. As such each of LinosGate Funding Group and Sara P. Gonzales may be deemed to have beneficial ownership of the shares owned by LinosGate Funding Group, LLC.

Item 5. Directors and Executive Officers

The following table sets forth the names and ages of all of our directors and executive officers as of the date of this report. We have a Board comprised of two members. Each director holds office until a successor is duly elected or appointed. Executive officers serve at the discretion of the Board and are appointed by the Board. Also provided herein are brief descriptions of the business experience of each of the directors and officers during the past five years, and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities law.

Name	Age	Current Position With Us	Director or Officer Since
Charles Strongo	55	CEO, President and Chairman	August 1, 2019
Richard Johnson	85	CFO, Treasurer and Director	August 1, 2019
Sara P. Gonzales	46	Secretary	May 6, 2019
Rene Alvarez	81	Director	August 1, 2019
Dr. Scott Ford	66	Director	August 1, 2019
Dr. Shuijie Cui	55	Chief Science Officer and Director	August 1, 2019
Wolfgang Groeters	84	Director	August 1, 2019

Former Officers and Directors

Joseph Arcaro, CEO, President and Director from March 9, 2019 to May 6, 2019.

Barbara Bauman was appointed Custodian of the Company on February 27, 2019 by the Clark County District Court of Nevada. Mrs. Bauman was appointed President, Secretary, Treasurer and Director on February 27, 2019 and resigned as President on March 9, 2019 but maintained her positions as Secretary, Treasurer and Director until May 6, 2019.

Sara P. Gonzales, CEO, President, Secretary, Treasurer and Director since May 6, 2019 through August 1, 2019 resigned all position except for Secretary on August 1, 2019 maintaining the position of Secretary.

Lai Kah Yin became the Sole officer (President, Treasurer and Secretary) and sole Director on April 30, 2017 upon the resignation of by Seng Kok Wan of Malaysia from the position of sole officer and sole Director. Lai Kah Yin was effectively replaced as a result of the custodianship granted by the Nevada Courts on February 27, 2019.

Biographical Information

Set forth below are the names of all of our directors and executive officers, all positions and offices held by each person, the period during which each has served as such, and the principal occupations and employment of such persons during at least the last five years, and other director positions held currently or during the last five years:

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Current Directors and Officers

Charles Strongo, MBA. Mr. Strongo has 30 years’ experience in business management and operations with a proven track record. Mr. Strongo has been in the in vitro diagnostic business for the past Twenty-Four years, having begun in 1995, the beginning of the “over-the counter” in-vitro diagnostic industry and has managed annual budgets exceeding $500 million. Mr. Strongo is the CEO and Chairman of WholeHealth Products Inc . from 2013 to present. WholeHealth Products Inc. has no sales and is contemplating entering the business of providing medical supplies such as gloves, masks, gowns and disposables. S ince March 2004 , Mr. Strongo has served as President and Chief Executive Officer of EarlyDETECT, Inc. He was a member of the EDI Board of Directors from June 2002 until June 2009. Prior to that, Mr. Strongo served as the Chief Financial Officer for two years. Mr Strongo has owned and operated his own successful FDA Approved diagnostic manufacturing facility. Mr. Strongo has a comprehensive knowledge of ISO and FDA regulations and has prepared several companies for the ISO inspections. Mr. Strongo has filed more than twenty FDA 510K filings; he has also worked on countless pharmaceutical filings. Mr. Strongo has prepared several companies for FDA inspections, under FDA regulatory GMP guidelines. Mr. Strongo has cleared companies for ISO 13485 CDM in less than 6 months, a process that usually takes a year. Mr. Strongo’s dynamic personality, keen understanding and extensive professional expertise, have enabled Mr. Strongo to increase profitability for multiple companies domestically and internationally. Mr. Strongo established businesses in foreign countries, including Canada, Brazil, China, South Africa, Russia, Taiwan, Mexico, Malaysia, Thailand, and the Philippines. Mr. Strongo holds a BA/MBA in Business Management from National University. Mr. Strongo devotes approximately 30 hours per week to the Company.

Richard Johnson. Mr. Johnson brings a wealth of experience at the senior executive levels in the areas of Corporate Finance, Business Planning & Operations, R&D and Administration. His considerable strengths in the areas of Finance and Corporate Administration will greatly assist the Company as it advances towards production. Mr. Johnson’s enviable record of achievements at the executive level includes, CFO at Early Detect Inc. where he supervised the financial activities of the Company and its subsidiaries over a span of 4.5 years. Mr Johnson work with EarlyDETECT until 2010. Mr Johnson is the CFO and director of WholeHealth Products Inc. and has been with WholeHealth Products from 2013 to present. Previously, he held positions of Chief Financial Officer, General Manager and Director in industry and also was a Senior Management and Finance Consultant to the manufacturing, retail, agriculture and service industries for fifteen years as well as Program Control Director and Management Consultant with a major international Engineering and Construction Corporation. Early in his career, Mr. Johnson spent eleven years with the U.S. Department of Energy, Las Vegas, where he had the responsibilities of financial analysis, budgeting and Safety analysis in the areas of nuclear explosives internationally. Since 2010, Mr. Johnson has served as Chief Financial Officer and Director of WholeHealth Products, Inc. and Chief Financial Officer of Arizona Gold and Onyx Mining Co. Mr. Johnson devotes approximately 10 hours per week to the Company.

Sara P. Gonzales. Sara has been in the in-vitro diagnostic industry working as a chief administrator for over 15 years with experience at EarlyDetect and Sharp Memorial Hospital. Sara has worked in Human Resources and as Director of Business Development. Recently, Sara has moved to Nunzia Pharmaceutical as the Vice President and has co-founded a nonprofit for people with an Autistic Spectrum Disorder, such as Autism, ADD/ADHD, OCD, and PTSD. Sarah is the Vice President and Co-Founder of Autism Fragile X Foundation . Sara is the Managing Member of LionsGate Funding Group LLC, which was the controlling entity of Global WholeHealth Partners Corp (Private company) and Global WholeHealth Partner Corp (public company). Sara is affiliated with a controlling entity. Sara has a great understanding of business development and progress. She has an exemplarily ability to motivate and encourage people to do their best. Sara has become the director of new business development for Global WholeHealth Partners Corp. Sara’s contacts in Mexico and other countries have been and will be a tremendous asset to Global WholeHealth Partners Corp. Mrs. Gonzales devotes approximately 10 hours per week to the Company.

Rene Alvarez. Mr. Alvarez is a graduate of Canisius College (BS in Accounting) and earned a law degree at the State University of New York at Buffalo (LLB and JD degrees). He was admitted to the New York State Bar Association in 1969. Mr. Alvarez is a director of WholeHealth Products, Inc. and has severed since 2014 to present. Mr. Alvarez also spent two years in the U.S. Army where he attained the rank of Captain and earned the Bronze Star while serving in Viet Nam. After fulfilling his military service, he joined Ford Motor Company in 1969 where he held various key executive positions including Senior Vice President of a Ford subsidiary from which he retired in 1999. After retiring, Mr. Alvarez joined LA Fitness International, LLC as Corporate Vice President until he once again retired in June of 2011. Mr. Alvarez also served as Chairman of the Board of L. L. Knickerbocker Company, a major marketing and distribution source for celebrity products and currently serves on the Boards of Planet Electric, Inc., Whole Health Product, Inc., Las Vegas Cares, and Nevco Co. Mr. Alvarez resides in Newport Beach, California with his wife and two children. Mr. Alvarez devotes approximately 30 hours per week to the Company.

Dr. Scott Ford. Dr. Ford practiced general dentistry for over 39 years retiring in 2016. Dr. Ford taught at USC Dental School as a clinical instructor, part-time for over 7 years both in Emergency Dentistry and Restorative Dentistry. Dr. Ford was a co-founder of Rowpar Pharmaceuticals, a privately held dental products corporation and manufacturer of ClōSYS® oral health products. Dr. Ford received his BA in Biology from UC San Diego in 1975 and DDS degree from University of Southern California School Of Dentistry in 1971. Mr. Ford devotes approximately 1 hours per week to the Company.

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Shuijie Cui. Dr. Ciu served as a post doctorate Fellow in the Ob/Gyn and Reproductive Biology department of The University of Texas Medical School at Houston. Dr. Cui is a director of WholeHealth Products, Inc. and has severed since 2014 to present and is the CSO of WholeHealth Products , Inc . Dr. Cui also served as a post doctorate Fellow in the Division of Laboratory Medicine, M.D. Anderson Cancer Center at The University of Texas, Houston. Dr. Cui is known as the father of Strep A Tests. Dr. Cui worked with the Chinese Government on the testing and vaccine for SARS. Dr. Dr. Cui devotes approximately 30 hours per week to the Company.

Wolfgang Groeters. Mr. Groeters’ brings several decades of experience in health care and diagnostics and had worked as an engineer for Medtronic's, Bentley Labs, Edward Science and others. Wolfgang has a strong understanding of the health care industry in specialty items. Dr. Groeters devotes approximately 1 hours per week to the Company.

All of our directors are elected annually to serve for one year or until their successors are duly elected and qualified.

Family Relationships and Other Matters

There are no family relationships among or between any of our officers and directors.

Legal Proceedings

None of or directors or officers are involved in any legal proceedings as described in Regulation S-K (§229.401(f)).

Item 6. Executive Compensation

Our Board is responsible for establishing the compensation and benefits for our executive officers. The Board reviews the performance and total compensation package for our executive officers, and considers the modification of existing compensation and the adoption of new compensation plans. The board has not retained any compensation consultants.

Summary Compensation Table

The following table sets forth information concerning compensation earned for services rendered to us by our executive officers who were serving as executive officers during the fiscal years ended June 30, 2019 and 2018:

Name and Principal Position	Year Ended June 30,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Joseph Arcaro (1) Former CEO, President and Director	2019	-	-	-	-	-	-
Sara P. Gonzales (2) Former CEO, President, Treasurer, currently serves as Secretary	2019	-	-	-	-	-	-
Barbara Bauman (3) Former Treasurer, Secretary and Director	2019	-	-	-	-	-	-
Lai Kah Yin (4) Former CEO, President, Treasurer, Secretary and Director	2018 and 2019	-	-	-	-	-	-

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(1) Mr. Arcaro was appointed as CEO, President and Director on March 9, 2019. Mr. Arcaro did not earn and was not paid any compensation for the year ended June 30, 2019. Mr. Arcaro resigned all positions on May 6, 2019.

(2) Sara Gonzales was appointed as CEO, President, Treasurer, Secretary and Director on May 6, 2019. Sara Gonzales did not earn and was not paid any compensation for the year ended June 30, 2019. Sara Gonzales resigned all positions on August 1, 2019 except as Secretary which position she currently holds. In her place, on August 1, 2019, the Company appointed Charles Strongo to serve as the Company’s CEO, President and Chairman and Richard Johnson to serve as the Company’s CFO, Treasurer and Director.

(3) Barbara Bauman was appointed Custodian of the Company on February 27, 2019 by the Clark County District Court of Nevada. Mrs. Bauman was appointed President, Secretary, Treasurer and Director on February 27, 2019. Mrs. Bauman resigned as President on March 9, 2019 but maintained her positions as Secretary, Treasurer and Director until May 6, 2019. Mrs. Gonzales did not earn and was not paid any compensation for the year ended June 30, 2019.

(4) Lai Kah Yin became the Sole officer (President, Treasurer and Secretary) and sole Director on April 30, 2017 upon the resignation of by Seng Kok Wan of Malaysia from the position of sole officer and sole Director. Mr. Wan originally became CEO, President, Treasurer, Secretary and Director on April 30, 2015 as a result of his purchase of 57.31%, or 30,000 shares of the Company’s common stock from the prior CEO, Robert Schwarz. Lai Kah Yin did not earn and was not paid any compensation for the year ended June 30, 2019.

Employment Agreements

We currently have no employment agreements in place.

Outstanding Equity Awards as Fiscal Year-End

None.

Payments Upon Termination of Change in Control

There are no understandings or agreements known by management at this time which would result in a change in control.

Compensation of Directors

We have provided no compensation to our directors for their services provided as directors.

Item 7. Certain Relationships and Related Transactions, and Director Independence

The Company currently has no related party transactions that meet the thresholds defined in Regulation S-K 229.404.

We expect that our board will adopt a written policy for the review of related party transactions. For purposes of the policy, a related party transaction will include transactions in which (1) the amount involved in any consecutive 12-month period is more than the lesser of (i) $120,000 or (ii) one percent of the Company’s average total assets at year-end in the prior two completed fiscal years, (2) the Company is a participant, and (3) any related party has a direct or indirect material interest. The policy is expected to define a “related party” to include directors, nominees for director, executive officers, beneficial owners of more than 5% of the Company’s outstanding common stock and their respective immediate family members. Pursuant to the policy, all related party transactions must be approved by the Company’s board of directors or, in the event of an inadvertent failure to bring the transaction to the board, ratified by the board. In the event that a member of the board has an interest in a related party transaction, the transaction must be approved or ratified by the disinterested members of the board. In deciding whether to approve or ratify a related party transaction, the board will consider the following factors:

●	whether the terms of the transaction are (1) fair to the Company and (2) at least as favorable to the Company as would apply if the transaction did not involve a related party;
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●	whether there are demonstrable business reasons for the Company to enter into the transaction;

●	whether the transaction would impair the independence of an outside director under the Company’s director independence standards; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the committee deems relevant.

Independent Directors

We are not listed on a major U.S. securities exchange and, therefore, are not subject to the corporate governance requirements of any such exchange, including those related to the independence of directors. However, Our Board considers that a director is independent when the director is not an officer or employee of the Company, does not have any relationship which would, or could reasonably appear to, materially interfere with the independent judgment of such director, and the director otherwise meets the independence requirements under the listing standards of FINRA and the rules and regulations of the SEC. Our Board has reviewed the materiality of any relationship that each of our directors has with the Company, either directly or indirectly. Based on this review, our Board has affirmatively determined that three of our six directors, including Rene Alvarez, Dr. Scott Ford and Wolfgang Groeters, qualify as “independent” directors.

Promoters and Certain Control Persons

None.

List of Parents

None.

Item 8. Legal Proceedings

At this time, there are no pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

Item 9. Market Price of and Dividends on Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on the OTC Pink tier (the “OTCPink”) under the symbol “GWHP”.

The following table sets forth the high and low bid quotations of our common stock for each quarter during the past two fiscal years as reported by the OTCPink:

	2019
	High	Low
First Quarter (July 1 – September 30)	$18.50	5.55
Second Quarter (October 1 – December 31)	$10.00	7.50
Third Quarter (January 1 – March 31)	$25.00	5.38
Fourth Quarter (April 1 – June 30)	$25.00	5.00

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	2018
	High	Low
First Quarter (July 1 – September 30)	$30.00	30.00
Second Quarter (October 1 – December 31)	$62.50	15.00
Third Quarter (January 1 – March 31)	$20.00	6.00
Fourth Quarter (April 1 – June 30)	$20.00	5.00

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

On May 9, 2019, the Board of Directors authorized a one for five hundred (1:500) reverse stock split which became effective on May 20, 2019. All share amounts contained in this Annual Report reflect this reverse split

Holders

Our Certificate of Incorporation authorizes the issuance of up to 400,000,000 shares of common stock, par value $0.001 per share and 10,000 shares of preferred stock, par value $0.001 per share. As of the date of this Annual Report, there were 33 stockholders of record holding an aggregate of 56,116,358 shares of common stock (this number does not include stockholders who hold their stock through brokers, banks and other nominees). No preferred stock has been issued.

Transfer Agent

The transfer agent of our common stock is Pacific Stock Transfer, 6725 Via Austi Pkwy, Suite 300, Las Vegas, NV 89119, Phone: (800) 785-7782 .

Dividend Policy

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Penny Stock

Our common stock trades at less than $5.00 per share and is therefore subject to the Securities and Exchange Commission’s penny stock rules.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect the ability of our stockholders to resell our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

None.

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Recent Sales of Unregistered Securities

None.

Item 10. Recent Sales of Unregistered Securities

On April 28, 2019, the Company issued 64,000 shares to Barbra Bauman, former executive officer, valued at $32,000, or the par value of our common stock (pre Reverse Split, defined below) at the time of issuance, in order to reimburse Mrs. Bauman for $7,798 of expenses paid on behalf of the Company and to compensate Mrs. Bauman as to $24,202 for her valuable services.

Item 11. Description of Securities to be Registered

General

On May 9, 2019, the Company filed a Certificate of Change Pursuant to NRS 78.209 amending its Articles with the Nevada Secretary of State to affect a 1-for-500 reverse split of it’s common stock (the “Reverse Split”).

On August 30, 2019, the Company filed a Certificate of Change Pursuant to NRS 78.209 amending its Articles with the Nevada Secretary of State to increase the number of authorized shares of its common stock from 60,000,000 to 400,000,000 (the “Increase in Authorized Shares”).

After the Increase in Authorized Shares, the Company’s authorized capital stock consists of 400 million shares of common stock, $0.001 par value, and 10 million shares of preferred stock. As of September 30, 2019, there are 56,116,358 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

We are registering on this Registration Statement only our shares of common stock, the terms of which are described below.

Common Stock

Each holder of our common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. To be elected in an uncontested election for Board members, a director nominee must receive more votes “for” than “against” by shares present in person or by proxy and entitled to vote. In a contested election for Board members, the Board members are elected by a plurality of shares present in person or by proxy and entitled to vote.

Subject to any preferential rights of any outstanding preferred stock, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by its board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred stock.

Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of the Company’s common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

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Preferred Stock

The Company’s board of directors is authorized, subject to limitations prescribed by the Nevada Revised Statutes (the “NRS”), and by the Company’s Articles, to issue up to 10 million shares of preferred stock in one or more series without further action by the holders of its common stock. The Company’s board of directors will have the discretion, subject to limitations prescribed by the NRS and by the Articles, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Convertible Instruments

The Company does not have any convertible instruments.

Promissory Notes

The Company does not have any promissory notes.

Secured Investor Notes

None.

Warrants

None.

Item 12. Indemnification of Directors and Officers

Nevada Revised Statutes, NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person:

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person:

29

(a) Is not liable pursuant to NRS 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

(Added to NRS by 1997, 694; A 2001, 3175)

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Item 13. Financial Statements and Supplementary Data

GLOBAL WHOLEHEALTH PARTNERS CORPORATION

FINANCIAL STATEMENTS

Page

31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Global WholeHealth Partners Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Global WholeHealth Partners Corporation as of June 30, 2019 and 2018, the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2019

Lakewood, CO

October 25, 2019

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GLOBAL WHOLEHEALTH PARTNERS CORPORATION
(FORMERLY TEXAS JACK OIL & GAS CORPORATION)
CONSOLIDATED BALANCE SHEETS

	For the Years Ended June 30,
	2019	2018

ASSETS
Current assets:
Cash	$19,918	$—
Total current assets	19,918	—
Total assets	$19,918	$—

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$100	$1,415
Total current liabilities	100	1,415
Total liabilities	100	1,415

Commitments and contingencies

Stockholders' deficit:
Preferred stock; $0.001 par value, 10,000,000 shares authorized, no shares issued or outstanding at June 30, 2019 and 2018.	—	—
Common stock; $0.001 par value, 400,000,000 shares authorized, 56,116,358 and 52,344 shares issued and outstanding at June 30, 2019 and 2018, respectively.	56,116	52
Additional paid-in capital	426,784	430,748
Retained deficit	(463,082)	(432,215)
Total stockholders' deficit	19,818	(1,415)
Total liabilities and stockholders' deficit	$19,918	$—

(See accompanying notes to consolidated financial statements)

33

GLOBAL WHOLEHEALTH PARTNERS CORPORATION
(FORMERLY TEXAS JACK OIL & GAS CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

	Years Ended June 30,
	2019	2018

Revenue	$—	$—

Operating expense
Management fees	24,202	—
Professional fees	9,608	1,200
Bank fees	182	—
Total operating expense	33,992	1,200
Loss from operations	(33,992)	(1,200)
Other income
Gain on forgiveness of liabilities	3,125	—
Net loss	$(30,867)	$(1,200)

Basic and Diluted Loss per Common Share	$(0.01)	$(0.02)

Weighted average number of common shares outstanding - basic and diluted	5,892,840	52,358

(See accompanying notes to consolidated financial statements)

34

GLOBAL WHOLEHEALTH PARTNERS CORPORATION
(FORMERLY TEXAS JACK OIL & GAS CORPORATION)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Common Stock		Additional Paid-in	Retained	Total Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, July 1, 2017	52,358	52	430,748	(431,015)	(215)

Net loss for the year ended June 30, 2018	—	—	—	(1,200)	(1,200)
Balance, June 30, 2018	52,358	$52	$430,748	$(432,215)	$(1,415)

Paid-in-capital to Global Private	—	—	20,100	—	20,100
Stock issued pursuant to Stock Purchase and Sale Agreement	56,000,000	56,000	(56,000)	—	—
Stock issued for liabilities and services	64,000	64	31,936	—	32,000
Net loss for the year ended June 30, 2019	—	—	—	(30,867)	(30,867)
Balance, June 30, 2019	56,116,358	$56,116	$426,784	$(463,082)	$19,818

(See accompanying notes to consolidated financial statements)
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GLOBAL WHOLEHEALTH PARTNERS CORPORATION
(FORMERLY TEXAS JACK OIL & GAS CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

	Years Ended June 30,
	2019	2018
Cash flows from operating activities
Net loss	$(30,867)	$(1,200)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Common stock issued for services	24,202	—
Common stock issued for debt settlement	7,798	—
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable and accrued expenses	(1,315)	1,200
Net cash flows from operating activities	(182)	—

Cash flows from financing activities
Cash for common shares of stock	20,100
Net cash flows from financing activities	20,100	—

Change in cash and cash equivalents	19,918	—

Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$19,918	$—

Supplemental disclosure of cash flow information:
Interest paid in cash	$—	$—
Income taxes paid in cash	$—	$—

(See accompanying notes to consolidated financial statements)

36

GLOBAL WHOLEHEALTH PARTNERS CORPORATION

(FORMERLY TEXAS JACKOIL & GAS CORPORATION)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2019 AND 2018

NOTE 1 – Organization and Going Concern

Organization

Global WholeHealth Partners Corporation was incorporated on March 7, 2013in the State of Nevada under the name Texas Jack Oil and Gas Corp. On May 9, 2019, the Company amended its Articles of Incorporation to effect a change of name to Global WholeHealth Partners Corporation to align the company name with its focus on health care related development and products. The Company’s ticker symbol changed to GWHP.

The Company was originally organized for the purpose of exploration of Oil and Gas. However, the Company was unable to establish an oil and gas concern and was abandoned in 2016. On February 27, 2019, the Clark County District Court of Nevada appointed Barbara Bauman as custodian to the Company. The custodian reestablished the Company in good standing.

On May 9, 2019, the Board reverse split (1-for-500) the outstanding Common Shares of 58,172,000 to 116,358 shares.

May 23, 2019, the Company and LionsGate Funding Group LLC (“LionsGate”), owner of a majority of the Company’s outstanding common stock as of May 23, 2019, entered into a Stock Sale and Purchase Agreement (the “SPA”) which closed on June 27, 2019. Pursuant the SPA, the Company issued 56,000,000 shares of common stock to LionsGate in exchange for 100% of their interests in Global WholeHealth Partners Corp., a private Wyoming corporation incorporated on April 9, 2019 (“Global Private”). Global Private has contacts with suppliers and contract manufactures in the In vitro diagnostic industry, with rights to sell rapid diagnostic tests, such as the following 6 minute rapid whole blood Ebola Test, 6 minute whole blood Zika test, 8 minute whole blood rapid TB test and 75 plus other tests more than 40 which are FDA approved. Due to the common control of the Company and Global Private, pursuant to ASC 805-50-25, “Transactions Between Entities Under Common Control”, the SPA was accounted for as a transfer of the carrying amounts of assets and liabilities under the predecessor value method of accounting. Financial statement presentation under the predecessor values method of accounting as a result of a business combination between entities under common control requires the receiving entity (i.e., the Company) to report the results of operations as if both entities had been combined as of the beginning of the periods presented. The consolidated financial statements include both entities’ full results since the inception of Global Private, See Note 6 below for additional information.

Going Concern

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of June 30, 2019, the Company had an accumulated deficit of $463,082. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In view of these conditions, the ability of the Company to continue as a going concern is in doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Historically, the Company has relied upon internally generated funds, and funds from the sale of stock, issuance of promissory notes and loans from its shareholders and private investors to finance its operations and growth. Management is planning to raise necessary additional funds for working capital through loans and/or additional sales of its common stock. However, there is no assurance that the Company will be successful in raising additional capital or that such additional funds will be available on acceptable terms, if at all. Should the Company be unable to raise this amount of capital its operating plans will be limited to the amount of capital that it can access. These consolidated financial statements do not give effect to any adjustments which will be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

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NOTE 2 – Summary of Significant Accounting Policies

Principles of Consolidation

Global WholeHealth Partners Corp, a private Wyoming corporation was incorporated on April 9, 2019 to receive private investor funds and aggregate certain in vitro diagnostic assets.

These consolidated financial statements presented are those of Global WholeHealth Partners Corporation and its wholly owned subsidiary, Global Private. All significant intercompany balances and transactions have been eliminated.

Accounting estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less and money market accounts to be cash equivalents.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credits and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carry-forwards are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to amounts expected to be realized. The Company reports a liability for unrecognized tax benefits resulting from uncertain income tax positions, if any, taken or expected to be taken in an income tax return. Estimated interest and penalties are recorded as a component of interest expense or other expense, respectively.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

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Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

During the periods covered by this report, the Company did not have any assets or liabilities that were required to be measured at fair value on a recurring basis or on a non-recurring basis.

Fair Value of Financial Instruments

The Company’s financial instruments consist of accounts payable, accrued expenses and notes payable. The carrying amounts of the Company’s financial instruments approximate fair value because of the short term maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect those estimates. We do not hold or issue financial instruments for trading purposes, nor do we utilize derivative instruments.

Net Income (Loss) Per Share

The computation of basic earnings per share (“EPS”) is based on the weighted average number of shares that were outstanding during the period, including shares of common stock that are issuable at the end of the reporting period. The computation of diluted EPS is based on the number of basic weighted-average shares outstanding plus the number of common shares that would be issued assuming the exercise of all potentially dilutive common shares outstanding using the treasury stock method. The Company had no potentially dilutive securities as of June 30, 2019.

New Accounting Pronouncements

Any reference in these notes to applicable accounting guidance is meant to refer to the authoritative non-governmental US GAAP as found in the Financial Accounting Standards Board's Accounting Standards Codification.

We review new accounting standards as issued. Although some of these accounting standards issued or effective after the end of our previous fiscal year may be applicable to us, we have not identified any standards that we believe merit discussion. We believe that none of the new standards will have a significant impact on our consolidated financial statements.

NOTE 3 – Liabilities

From time-to-time the Company’s former CEO advanced funds to cover administrative costs which are recorded as accounts payable and accrued liabilities. During the year ended June 30, 2019, our former CEO, Joseph Arcaro advanced funds on behalf of the Company which he forgave on May 7, 2019 resulting in a gain on forgiveness of liabilities of $3,125. Mr. Arcaro is not considered a related party due to his short tenure of less than two months from March 9, 2019 through May 6, 2019, he received no cash or stock compensation and owns no shares of the Company.

NOTE 4 – Stockholder’s Equity

Preferred Stock

The Company has Preferred stock: $0.001 par value; 10,000,000 shares authorized with no shares issued and outstanding.

Common Stock

The Company has 400,000,000 shares of Common Stock authorized of which 56,116,358 and 52,358 shares were issued and outstanding as of June 30, 2019 and 2018, respectively.

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On May 9, 2019, the Company filed a Certificate of Change Pursuant to NRS 78.209 amending its Articles with the Nevada Secretary of State to affect a 1-for-500 reverse split of it’s common stock (the “Reverse Split”), which was approved by FINRA on May 20, 2019. All share amounts have been adjusted to reflect the stock split.

On April 28, 2019, the Company issued 64,000 shares to Barbra Bauman, former executive officer, valued at $32,000, or the par value of our common stock (pre Reverse Split) at the time of issuance, in order to reimburse Mrs. Bauman for $7,798 of expenses paid on behalf of the Company and to compensate Mrs. Bauman as to $24,202 for her valuable services.

Prior to the SPA and merger between the Company and Global Private, during May 2019, Global Private received $20,100 from the sale of common stock to LinosGate in exchange for shares of Global Private. See Note 6 – Stock Sale and Purchase Agreement, for additional information.

On May 23, 2019, the Company and LionsGate, owner of a majority of the Company’s outstanding common stock as of May 23, 2019, entered into a Stock Sale and Purchase Agreement which closed on June 27, 2019. Pursuant the SPA, the Company issued 56,000,000 shares of common stock to LionsGate in exchange for 100% of their interests in Global WholeHealth Partners Corp., a private Wyoming corporation incorporated on April 9, 2019, See Note 6 below for additional information.

NOTE 5 – Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets at June 30, 2019 and 2018 are as follows:

	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$42,336	$35,671
Statutory tax rate	21%	21%
Total deferred tax assets	8,891	7,491
Less: valuation allowance	(8,891)	(7,491)
Net deferred tax asset	$—	$—

A reconciliation between the amount of income tax benefit determined by applying the applicable U.S. statutory income tax rate to pre-tax loss for the years ended June 30, 2019 and 2018 is as follows:

	2019	2018
Federal Statutory Rate	$6,482	$252
Nondeductible expenses	(5,082)	—
Change in allowance on deferred tax assets	1,400	252
	$—	$—

The net increase in the valuation allowance for deferred tax assets was $1,400 and $252 for the years ended June 30, 2019 and 2018, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Due to the uncertainty of realizing the deferred tax asset, management has recorded a valuation allowance against the entire deferred tax asset.

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For federal income tax purposes, the Company has net U.S. operating loss carry forwards at June 30, 2019 available to offset future federal taxable income, if any, of $42,336. The utilization of the tax net operating loss carry forwards may be limited due to ownership changes that have occurred as a result of sales of common stock.

The fiscal years 2016 through 2018 remain open to examination by federal authorities and other jurisdictions in which the Company operates.

NOTE 6 - Stock Purchase And Sale Agreement

May 23, 2019, the Company and LionsGate, owner of a majority of the Company’s outstanding common stock as of May 23, 2019, entered into the SPA which closed on June 27, 2019. Pursuant the SPA, the Company issued 56,000,000 shares of common stock to LionsGate in exchange for 100% of their interests in Global Private., a private Wyoming corporation incorporated on April 9, 2019. Due to the common control of the Company and Global Private, pursuant to ASC 805-50-25, “Transactions Between Entities Under Common Control”, the SPA was accounted for as a transfer of the carrying amounts of assets and liabilities under the predecessor value method of accounting. Financial statement presentation under the predecessor values method of accounting as a result of a business combination between entities under common control requires the receiving entity (i.e., the Company) to report the results of operations as if both entities had been combined as of the beginning of the periods presented. The consolidated financial statements include both entities’ full results since the inception of Global Private.

The separate financial statements of the Company and Global Private for the year ended June 19, 2019 are as follows:

	Global WholeHealth Partners Corp. Public Co. as of June 27, 2019	Global WholeHealth Partners Corp. Private Co. as of June 27, 2019	Consolidated
ASSETS
Current assets:
Cash	$—	$19,918	$19,918
Total current assets	—	19,918	19,918
Total assets	$—	$19,918	$19,918

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable and accrued liabilities	$100	$—	$100
Total current liabilities	100	—	100
Total liabilities	100	—	100

Commitments and contingencies

Stockholders' deficit:
Common stock; $0.001 par value, 60,000,000 shares authorized, 56,116,358 and 52,344 shares issued and outstanding at June 30, 2019 and 2018, respectively.	56,116	—	56,116
Additional paid-in capital	406,684	20,100	426,784
Retained deficit	(462,900)	(182)	(463,082)
Total stockholders' deficit	(100)	19,918	19,818
Total liabilities and stockholders' deficit	$—	$19,918	$19,918

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	Global WholeHealth Partners Corp. Public Co. for the Year Ended June 30, 2019	Global WholeHealth Partners Corp. Private Co. for the Period from Inception (April 9, 2019) Through June 27, 2019	Consolidated

Operating expense
Management fees	24,202	—	24,202
Professional fees	9,608	—	9,608
Bank fees	—	182	182
Total operating expense	33,810	182	33,992
Loss from operations	33,810	182	33,992
Other income
Gain on forgiveness of liabilities	3,125	—	3,125
Net loss	$30,685	$182	$30,867

NOTE 7 – Subsequent Events

Management has reviewed material events subsequent of the period ended June 30, 2019 and prior to the filing of our consolidated financial statements in accordance with FASB ASC 855 “Subsequent Events”.

On August 30, 2019, the Company filed a Certificate of Change Pursuant to NRS 78.209 amending its Articles with the Nevada Secretary of State to increase the number of authorized shares of its common stock from 60,000,000 to 400,000,000.

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Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

We have had no disagreements with our auditors or accounting or financial disclosures.

Item 15. Financial Statements and Exhibits

(a)       Financial Statements

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets at June 30, 2019 and 2018

Consolidated Statements of Operations for the years ended June 30, 2019 and 2018

Consolidated Statements of Changes in Stockholders’ Deficit for the years ended June 30, 2019 and 2018

Consolidated Statements of Cash Flows for the years ended June 30, 2019 and 2018

Notes to Consolidated Financial Statements

(b)       Exhibits

Exhibit No	Description of Exhibit
2.1	Notice of Entry of Order, Eight Judicial District Court, Clark County, Nevada, Case No.: A-19-787038-P
3.1	Articles of Incorporation (Incorporated by reference to Form S-1 filed on January 28, 2014)
3.2	By-Laws (Incorporated by reference to Form S-1 filed on January 28, 2014)
3.3	Certificate of Change dated May 9, 2019 (Incorporated by reference to Form 10 filed on December 19, 2019)
3.4	Certificate of Amendment dated May 9, 2019 (Incorporated by reference to Form 10 filed on December 19, 2019)
3.5	Certificate of Change dated August 30, 2019 (Incorporated by reference to Form 10 filed on December 19, 2019)
4.1	Stock Purchase and Sale Agreement between the Company and Lionsgate Funding Group, LLC dated May 23, 2019 (Incorporated by reference to Form 10 filed on December 19, 2019)

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Global WholeHealth Partners Corporation

Date: January 28, 2020

By: /s/ Charles Strongo

Charles Strongo, Chief Executive Officer

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